Exhibit 99.1

Pattern Energy Acquires Remaining Capacity in 283 MW Gulf Wind Power Facility

SAN FRANCISCO, California, August 3, 2015 – Pattern Energy Group Inc. (NASDAQ: PEGI) (TSX: PEG) (“Pattern Energy”) today announced it has completed the acquisition of the remaining 170 megawatt (MW) ownership interests in the 283 MW Gulf Wind power facility in Kenedy County, Texas from Pattern Energy Group LP (“Pattern Development”) and MetLife Capital LP.

“We now own 100% of Gulf Wind, which is located in a unique site on the Gulf Coast where the winds blow strongest at the times of Texas’ peak demand and pricing,” said Mike Garland, President and CEO of Pattern Energy. “The acquisition of the Gulf Wind equity interests and recapitalization of the project debt provides us with increased cash flow and complete control of the facility. The acquisition of the Gulf Wind interests, along with our recently announced dividend increase, demonstrate our commitment to increasing value for our shareholders.”

The Gulf Wind facility consists of 118 wind turbines and has the capacity to generate 283 MW of energy, the power equivalent to the annual energy usage of approximately 80,000 Texas homes.

About Pattern Energy

Pattern Energy Group Inc. is an independent power company listed on The NASDAQ Global Select Market and Toronto Stock Exchange. Pattern Energy has a portfolio of 16 wind power projects with a total owned interest of 2,282 MW in the United States, Canada and Chile that use proven, best-in-class technology. Pattern Energy’s wind power projects generate stable long-term cash flows in attractive markets and provide a solid foundation for the continued growth of the business. For more information, visit www.patternenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of Canadian securities laws, including statements regarding the correlation between peak wind at Gulf Wind and peak demand and the power equivalent of Gulf wind capacity to number of Texas homes. These forward-looking statements represent Pattern Energy’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Pattern Energy’s control, which could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Pattern Energy does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Pattern Energy to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Pattern Energy’s annual report on Form 10-K and any quarterly reports on Form 10-Q. The risk factors and other factors noted therein could cause actual events or Pattern Energy’s actual results to differ materially from those contained in any forward-looking statement.

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Contacts:

Media Relations Matt Dallas 917-363-1333 matt.dallas@patternenergy.com	Investor Relations Sarah Webster 415-283-4076 sarah.webster@patternenergy.com